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                                                                    Exhibit 10.1

[NAVISITE LOGO]

                            Personal & Confidential

March 25, 2003

Jim Pluntze
93 Fairchild Drive
Reading, MA 01867

RE: OFFER OF EMPLOYMENT

Dear Jim:

Navisite, Inc. ("Navisite") is pleased to offer you the opportunity to join our company. You are being offered a position as a VP of Finance & Acting CFO reporting to me. If you decide to join us, your base pay will be $140,000.00, less applicable withholdings. You will be paid bi weekly. You will be located at the Andover, MA location. Navisite may change your position, compensation, duties and work location from time to time, as it deems appropriate.

STOCK OPTIONS PLAN:

You may be eligible to participate in a Stock Option Plan when such a plan is established.

BENEFITS:

As an employee, you will also be eligible to receive certain employee benefits including medical, dental, 401 (k) Plan, employee assistance program, life insurance and accidental death and dismemberment on your date of hire. The Company reserves the right to revise or discontinue any or all of its benefit plans, at any time, in the Company's sole discretion.

INTRODUCTORY PERIOD:

The first 90 calendar days of your employment is considered a "getting acquainted" or "introductory" period. The purpose of this period is to allow your manager and you to assess whether further employment is desirable. Introductory periods may be extended by Navisite.

PAID TIME OFF:

In order to allow employees the greatest possible control of their time, Navisite has a combined program of paid time off as detailed in your new hire packet. Each new employee begins to accrue paid time off immediately.

2003 HOLIDAYS:

2003 holiday schedule and policy is included in your new hire package.

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I-9:

For purposes of federal immigration law, you will be required to provide to Navisite documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your first date of hire with Navisite, or our employment relationship with you may be terminated.

In the event of any dispute or claim relating to or arising out of our employment relationship, this agreement, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, sex, disability, race or other discrimination), you and Navisite agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in San Francisco County California or the state in which you work, and we waive our rights to have such disputes tried by a court or jury. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of your or the Company's trade secrets or proprietary information.

NAVISITE CONFIDENTIAL INFORMATION:

In consideration of your employment with Navisite, you agree that you will not while employed by Navisite or for a period of twelve (12) months thereafter, except in scope of your employment with Navisite, directly or indirectly, disclose any confidential information that you may learn or have learned by reason of you association with Navisite or its affiliates. The term "confidential information" includes information not previously disclosed to the public or to the trade by Navisite's management, or otherwise in the public domain, with respect to the Navisite's, or any of its affiliates', trade secrets and other intellectual property, confidential reports, client lists, technical information, or financial information concerning Navisite. You agree that all confidential information is and shall remain the exclusive property of Navisite. All business records, papers and documents kept or made by you relating to the business of Navisite (the "Business Records") shall be and remain the property of Navisite. Upon termination of your employment with Navisite or at any other time upon request, you will promptly deliver to Navisite all Business Records (and all copies of reproductions of such material) in you possession or under you control, whether prepared by you or others, which contain confidential information. You agree that a breach of this provision may result in material and irreparable injury to Navisite or its affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Navisite shall be entitled to obtain a Court order restraining you from engaging in activities prohibited by this letter agreement or such other relief as may be appropriate. This provision shall specifically survive the termination of this letter, as applicable.

AT WILL:

If you choose to accept this offer, your employment with Navisite will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason, as you deem appropriate. Navisite will have a similar right and may conclude its employment relationship with you at any time, with or without cause.

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ACCEPTANCE OF OFFER:

To indicate your acceptance of this employment agreement, please sign, date in the space provided below and return it to Joe Hayes no later than April 1, 2003. A duplicate original is enclosed for your records. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company.

This letter, along with any agreements may not be modified or amended except by a written agreement signed by an authorized officer of the Company. This letter sets forth the terms of your employment with Navisite and supersedes any prior representations or agreements, whether written or oral. If we do not hear from you by April 1, 2003 we will assume you have decided not to join Navisite. Navisite reserves the right to withdraw this offer at anytime prior to receipt of your signed acceptance of the offer.

If you do accept employment with Navisite it is very important that you submit your new hire documentation within (3) days of your start date in the enclosed envelope. Navisite will need the following:

     1.  New Hire Check List complete with the documents listed below

     2.  Offer letter signed by you

     3.  W-4 form

     4.  State withholdings (if Applicable)

     5.  I-9 form

     6.  Employment Application / EEO Form

     7.  Emergency Contact

     8. Direct Deposit (All employees must complete even if you do not want direct deposit, check NO).

     9.  Employee Invention and Confidentiality Agreement

     10. Acknowledgement Anti Harassment Policy

     11. Benefit Forms (Health / Life / 401K)

If you have any questions regarding your new hire paperwork contact Joe Hayes at
(978) 946-5731.

By signing below and thus, accepting the Company's offer, you represent and acknowledge that you are aware of the Company's business affairs and financial condition and have acquired sufficient information about the Company to reach an informed and knowledgeable decision regarding whether or not to join the Company and that the Company makes no representations regarding the future success of the Company.

We look forward to your positive response and welcoming you to the Navisite
Team.

Sincerely,

/s/ Arthur Becker
Arthur Becker

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I accept the terms of this letter and agree to keep the terms of this letter confidential.

 /s/ Jim Pluntze                             4/4/03                  4/4/03
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Signature of Jim Pluntze                    Date                    Start Date